FOR IMMEDIATE RELEASE

DIJJI CORP TO BEGIN TRADING
UNDER NEW TICKER SYMBOL

SEATTLE —Dec. 12, 2005 — Dijji™ Corp a mobile media company that extends premium consumer brands through the mobile channel, today announced that the NASDAQ has approved a new ticker symbol for the company, DJJI. The new symbol will begin trading on the Tuesday, Dec. 13, 2005, on the Over-The-Counter Bulletin Board (OTCBB).

Earlier today Dijji announced its new corporate identity and brand stemming from the October 2005 trademark and technology separation agreement between Dwango Wireless and Dwango Co., Ltd. (Tokyo Stock Exchange: code 3715), a Japanese mobile entertainment supplier. Dijji was formerly known as Dwango® Wireless and traded as OTCBB:DWGN.

Dijji partners with premium brands to produce, publish and promote engaging mobile media, and provides wireless carriers with compelling content from recognized brands that drives wireless data revenue and increased customer loyalty.

About Dijji™ Corporation

Dijji Corp is a mobile media company that extends premium consumer brands through the mobile channel. Dijji partners with premium brands to produce, publish and promote engaging mobile content for wireless consumers. With its expertise in tailoring recognized consumer brands specifically for mobile, Dijji provides unique content for many of today’s biggest brands including ESPN, Napster, Playboy, Rolling Stone and USA TODAY. The company was established in 2000 as Dwango Wireless and is based in Seattle. For more information, visit www.dijji.com.

Dijji Corp Dijji, and the associated logo are trademarks of Dijji Corp. Dwango® is a trademark of Dwango Co., Ltd. All other trademarks are the property of their respective owners.

Dijji Contact: Jared Nieuwenhuis Director, Marketing Communications Dijji Corp. 206.832.0600 jared.nieuwenhuis@dijji.com	Beth Mayer Text 100 Public Relations for Dijji Corp. 206.267.2023 bethm@text100.com

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